Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Report of Independent Registered Public Accounting Firm dated August 10, 2022 relating to the consolidated financial statements of Arrived STR, LLC, which comprise the consolidated balance sheet as of July 31, 2022 and the related consolidated statements of comprehensive income, changes in member’s equity, and cash flows for the period July 11, 2022 (date of inception) through July 31, 2022, and the related notes to the consolidated financial statements.

/s/ Morison Cogen LLP

Blue Bell, PA
September 30, 2022